Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: December 22, 2009

Citizens Bancorp of Virginia, Inc.

Announces the Election of New Director

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. parent company for Citizens Bank and Trust Company, announces that the Board of Directors elected its newest Director, Timothy Ray Tharpe at its meeting on December 17, 2009.

Mr. Tharpe, who is 42, is vice president and manager of J.R. Tharpe Trucking Co. Inc. located in Burkeville, Virginia. J.R. Tharpe Trucking owns and operates a variety of dump trucks and dump trailers licensed for Virginia, West Virginia, Maryland, North Carolina and Washington, D.C. The company primarily provides hauling services to residential and commercial customers in the Mid-Atlantic region. The company is a family-owned business, founded in 1971 by Mr. James Tharpe.

Timothy Tharpe attended Southside Virginia Community College and Longwood University majoring in Business Administration. Prior to 1990, Mr. Tharpe served as a Vice President for W.C. Newman in Farmville, Virginia.

Mr. Tharpe resides in Farmville, Virginia, with his wife, Lisa, and their two children, Josh and Lexy.

The Corporate Governance and Nominating Committee of the Board of Directors nominated Timothy Tharpe after careful consideration of Mr. Tharpe’s qualifications in meeting the requirements detailed in the Company’s Corporate Governance and Nominating Committee Charter. The Board of Directors also determined that Mr. Tharpe’s community involvement and business affiliations would serve to enhance the Bank’s representation in the Nottoway County and Farmville, Virginia markets.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $317.1 million in assets as of September 30, 2009. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. The Bank has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, and South Hill which provide financial services to individuals and small to medium size businesses.

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This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

CONTACT:	Joseph D. Borgerding
President and Chief Executive Officer
Phone: 434-292-8100 or Joe.Borgerding@cbtva.com

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